VIA MESSENGER/OVERNIGHT DELIVERY

                                          March 26, 1997

Mr. Richard W. Harbin                   Mr. Michael A. Kimmel
306 Cinnamon Oak Lane                   1101 Thornblade Blvd.
Houston, Texas  77079                   Greer, South Carolina  29650-4513

Mrs. Elinor T. Harbin                   Mr. William H. Murphy
5522 Woodway                            2200 Post Oak Blvd., Suite 514
Houston, Texas  77056                   Houston, Texas  77056

Elinor T. Harbin Trust
c/o Mrs. Elinor T. Harbin
5522 Woodway
Houston, Texas  77056

Re:    WAIVER OF DEFAULTS UNDER OUTSTANDING PROMISSORY NOTES

Gentlemen and Lady:

      After my meeting with Mr. Harbin and Mr. Murphy, I believe it is in our collective interest to resolve the pending defaults under the terms of the promissory notes which have been issued to each of you. Resolution of the defaults is critical to continuing the interest of William R. Ziegler in financing the ongoing operations of Geokinetics and its subsidiaries. The following proposal is intended to incorporate the initial proposal made by our counsel, Mr. Spring, to Mr. Houghton, by letter dated March 20, 1997; the suggestions made by Mr. Houghton in his letter to Mr. Spring dated March 20; and the discussions held yesterday.

      Geokinetics proposes to resolve the outstanding indebtedness due to you as follows:

1. Geokinetics is ready to pay all accrued interest on the outstanding notes (at the predefault rate) through March 14, 1997, immediately upon your execution of this letter agreement.

2. Geokinetics is ready to reimburse you for the reasonable attorney's fees incurred by you in connection with the defaults under the notes and preparation of the foreclosure notices.

3. Geokinetics will modify your outstanding warrants to continue their existence through December 31, 1997. Additionally, the warrants will be amended as follows immediately below. The remaining terms of the warrants will remain the same, including their exercise price.

      The warrants issued in conjunction with the promissory notes will be amended to provide that the following paragraph be inserted as Article 5.(a)(ii):

            "(ii) if the Company shall issue more than ten percent (10%) of its then outstanding shares of Common Stock, whether pursuant to a merger, consolidation or an acquisition of the stock or assets of another corporation or entity, or otherwise, then the number of shares purchasable under this Warrant immediately prior to the issue of such additional Common Stock shall immediately be increased so that the number of shares purchasable under this Warrant shall bear the same ratio to the number of shares of Common Stock outstanding immediately after the issuance of such additional Common Stock as the number of shares purchasable under this Warrant immediately prior to the issuance of such additional Common Stock bears to the number of shares of Common Stock outstanding immediately prior to the issuance of such additional Common Stock."

      4. On a monthly basis, Geokinetics would furnish each of you a monthly, unaudited financial statement for Geokinetics and a statement of gross and net revenues from the wells pledged to you.

      5. Geokinetics will agree to modify the terms of each of the outstanding promissory notes as follows:

            a) The maturity date of each such note will be extended to June 30, 1997, or such earlier date as Geokinetics funds a private placement of not less than $4,000,000;

            b) Interest would be paid on a current basis on each of April 30, May 31, and June 30 (or the date of funding the private placement referred to in subparagraph (a) above, if earlier); and

            c) The notes would be modified to eliminate the thirty-day notice required to be given by the holders in the event of a monetary default.

      6. The modified or amended terms of the instruments referred to above would be reflected by appropriate documentation, satisfactory to you and your counsel.

      In consideration for the foregoing, each of you agrees to waive all existing defaults under the notes AB INITIO and agree to withdraw the pending foreclosure actions and remove the posted foreclosure notices.

      Mr. Ziegler has told us that he is not interested in a thirty-day solution, and we have made the foregoing proposal with his position in mind. The matter must be resolved immediately. If this proposal is acceptable to you, please indicate by each of you signing a copy of this letter in the space provided below and returning it to me by facsimile by noon tomorrow.

                                          Sincerely,

                                          GEOKINETICS INC.

                                      /s/ JAY D. HABER
                                          Jay D. Haber
                                          President

/s/ RICHARD W. HARBIN
Richard W. Harbin

/s/ ELINOR T. HARBIN
Elinor T. Harbin

/s/ ELINOR T. HARBIN
Elinor T. Harbin, Trustee

/s/ MICHAEL A. KIMMEL
Michael A. Kimmel

/s/ WILLIAM H. MURPHY
William H. Murphy

cc:   Mr. James J. Spring
      Mr. Thomas Houghton